Exhibit 10.29

BODY CENTRAL ACQUISITION CORP.

Martin P. Doolan

618 Sorita Circle

Rockwall, Texas  75032

October       , 2010

Re:          Body Central Acquisition Corp. Board of Directors

Dear Martin:

We look forward to your continued service on the Board of Directors (the “Board”) of Body Central Acquisition Corp., a Delaware corporation (the “Company”).  By this letter, we would like to confirm our mutual understanding of the terms of your service, including certain details regarding your Board compensation.  Assuming the Company completes its contemplated initial public offering (the “IPO”), you have agreed to assume the role of Chairperson of the Board.  Your Board service and fees payable for that service as described below shall continue for so long as you continue to serve as a director of the Company.

Going forward, while serving on the Board (and any of its committees), you will receive compensation for your service, contingent upon completion of the IPO, as follows:

•                  An annual fee of $25,000 in cash, payable monthly, for your service as a member of the Board; and

•                  An additional annual fee of $25,000 in cash, payable monthly, for your service as the Chairperson of the Board (and including any other committee on which you may serve); and

•                  A per meeting attendance fee of $1,000 in cash, payable promptly after each meeting, for your attending any meeting of the audit, compensation and nominating and corporate governance committees as a member of such committee.

Until completion of the IPO, your Board fees shall remain as they are at $25,000 per year.  In addition, both before and after the IPO, you will also be reimbursed for your reasonable out-of-pocket expenses associated with your attendance at any meeting of the Board or its committees upon presentation of appropriately itemized documentation of the expenses as the Company may reasonably request.  Your fees hereunder, and the option grant described below, will be paid to you or your family limited partnership, as you may designate in advance.

In addition, subject to approval by the Board and only upon completion of the IPO, you will be granted a non-qualified stock option to purchase 6,667 shares of the Company’s common stock (such shares giving effect to the stock split undertaken in connection with the IPO).  The option will be granted on completion of the IPO and will have an exercise price equal to the price at which common stock is sold to the public in the IPO.  The option will be subject to vesting with 100% vesting on the first anniversary of the date of grant and will be governed by the terms of the Company’s Amended and Restated 2006 Equity Incentive Plan.  A stock option agreement will be provided to you on the date of grant, subject to your return of an executed copy of this letter.

Upon completion of the IPO, this letter contains all the understandings between the parties hereto and supersedes all undertakings and agreements, whether oral or in writing, previously entered into among the Company, you and any of your affiliates.

We look forward to continuing a mutually rewarding relationship.  Please sign below to acknowledge and agree to the terms of this letter.

[Signature page follows]

Very truly yours,

BODY CENTRAL ACQUISITION CORP.

By:
Name:
Title:

Enclosures

cc:           The Board of Directors

ACKNOWLEDGED AND AGREED:

Martin P. Doolan